Employment Agreement

AMENDED AND RESTATED

EMPLOYMENT   AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is voluntarily entered into on December 29, 2008 by and between Perfectenergy International Limited, a Nevada corporation (the “Corporation”), and Mr. Zhuang Xiao Lin (Edward Zhuang), an individual residing at Room 1001, No. 5, Lane 1028, Changshou Road, Shanghai (the “Executive”), under the terms and conditions outlined below and replaces in its entirety the Employment Agreement dated February 1, 2008  previously executed by the parties.

RECITALS:

WHEREAS, the Corporation desires to employ the Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Corporation in such capacity for the period and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

1.	Capitalized Terms. All capitalized terms used herein have the meaning as set forth in this Agreement.

2.
Employment Period.  The Corporation hereby agrees to employ the Executive in its Shanghai Office as the Chief Financial Officer (“CFO”).  The Executive, in such capacities, agrees to provide services to the Corporation for the period beginning on Feb 1, 2008 (“the Commencement Date”).  The Employment Period under this Agreement shall be 3 year commencing from the Commencement Date.  The Employment Period may be renewed by the mutual agreement of the Executive and the Corporation one (1) month before this Agreement expires, subject to the Corporation’s business needs and the Executive’s performance and competencies (as determined by the Corporation).

3.
Performance of Duties and Work Location.  The Executive agrees that during the employment period, while he is employed by the Corporation, he shall devote his full time, energies and talents exclusively to serving in the capacities of CFO in the best interests of the Corporation, and to perform the duties assigned to him faithfully, efficiently and in a professional manner (see Appendix I for detail).  The Executive will be based in Shanghai.  The Executive agrees not to:

(a)
serve as or be a consultant to or employee, officer, agent or director of any corporation, partnership or other entity other than the Corporation (other than civic, charitable, or other public service organizations); or

(b)
have more than a five percent (5%) ownership interest in any enterprise if such ownership interest would have a material adverse effect upon the ability of the Executive to perform his duties hereunder; provided, however, the Executive shall (i) disclose to the Board of Directors of the Corporation (the “Board”) any 5% ownership interest in any enterprise, (ii) disclose any financial relationship or ownership (regardless of such percentage), with any supplier, customer or partner of the Corporation or any of its affiliates, and (iii) not cause a conflict of interest between the Corporation or any of its affiliates on the one hand and any supplier, customer or partner of the Corporation or any of its affiliates on the other hand.

Employment Agreement

4.
Compensation.  Subject to the terms and conditions of this Agreement, during the employment period, while he is employed by the Corporation, the Executive shall be compensated by the Corporation for his services as follows:

(a)
Beginning on the Commencement Date, the Executive’s base salary (“Base Salary”) shall be RMB 50,000 per month, payable at the end of each month, and subject to normal tax and other statutory withholdings in China.  During the employment period, the Executive’s Base Salary rate shall be reviewed on or before each anniversary of the Commencement Date to determine whether an increase in the Executive’s rate of compensation is appropriate;

(b)
An additional month’s salary payable at every Chinese New Year (for 2008, such 13th month salary shall be multiplied by a percentage equal to the number of months employed before Chinese New Year divided by 12 months), subject to normal tax and other statutory withholdings in China;

(c)
The Executive shall be entitled to participate in the Corporation’s 2007 Stock Option Plan, the ultimate holding company of the Corporation pursuant to the terms and conditions set forth therein and the discretion of the Board of Directors.  The Executive shall be granted a total of 500,000 stock options of PFEN’s common stock.  The strike price for such stock options shall be priced at US$1.02.  Such share options shall vest as follows: One third (1/3) at each year ending in 3 years after the Commencement Date.  Such options shall also be subject to such other requirements set forth in a Stock Option Agreement to be entered into by and between the Corporation and the Executive;

(d)	In addition to public holidays in China, the Executive shall be entitled to receive 20 days of paid vacation per year beginning after the completion of the Probation Period;

(e)
The Corporation shall be responsible for the Executive’s social insurance benefits including health and medical insurance and pension and mandatory housing fund in accordance with Chinese employment laws. The Executive shall enter into a supplementary agreement with China Star Corp that shall provide such benefits and other services for the Executive.

(f)
The Executive shall be reimbursed by the Corporation for all reasonable business, promotional, cell phone service, travel and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of his services under this Agreement: (i) provided that such expenses constitute business deductions from taxable income for the Corporation and are excludable from taxable income to the Executive under the governing laws and regulations; and (ii) to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Corporation and are not in violation of the Corporation’s travel and living expense reimbursement policies.  In order that the Corporation reimburse the Executive for such allowable expenses, the Executive shall furnish to the Corporation, in a timely fashion, the appropriate documentation in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may from time to time reasonably request;

(g)	Any overtime working activities are already compensated within the compensation package provided to the Executive under this Agreement.

Employment Agreement

5.
Restrictive Covenants.  The Executive acknowledges and agrees that: (i) the Executive has a major responsibility for the operation, development and growth of the Corporation’s business; (ii) the Executive’s work for the Corporation has brought him and will continue to bring him into close contact with confidential information of the Corporation, its affiliates and its customers; and (iii) the agreements and covenants contained in this paragraph 5 are essential to protect the business interests of the Corporation and its affiliates and that the Corporation will not enter into this Agreement but for such agreements and covenants.  Accordingly, the Executive covenants and agrees to the following:

(a)
Confidential Information.  Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential, both during the Employment Period and for two (2) years after the Executive’s employment with the Corporation terminates, all non-public information concerning the Corporation and its affiliates that was acquired by, or disclosed to, the Executive during the course of his employment by the Corporation or any of its subsidiaries or affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 5(a) shall not apply to information that: (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Executive is bound); (b) was disclosed to the Executive by a third party not subject to any duty of confidentiality to the Corporation prior to its disclosure to the Executive; or (c) is disclosed by the Executive in the ordinary course of the Corporation’s business as a proper part of his employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper purpose solely for the benefit of the Corporation.  The Executive further agrees that he shall not make any statement or disclosure that (i) would be prohibited by applicable State or local laws and regulations, or (ii) is intended or reasonably likely to be detrimental to the Corporation or any of its affiliates.

(b)
Non-Competition.  The Executive agrees that for the period commencing on the Commencement Date and ending twenty four (24) months after this Agreement expires, the Executive is terminated for any reason or voluntarily resigns (the “Non-Competition Period”), the Executive, unless the Corporation and all of its affiliates cease business in China, shall not directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any person or entity (“Person”), engage in any business activity in which is directly or indirectly in competition with the Business of the Corporation or its affiliates, or which is directly or indirectly detrimental to the Business or business plans of the Corporation or its affiliates.  The “Business” of the Corporation shall mean the actual or intended business of the Corporation during the Employment Period and as of the date the Executive leaves the employment of the Corporation.  As of the date hereof, the Business of the Corporation is to provide coal gasification technology, coal gasification plant development, operations and maintenance based on coal gasification technology.  The Executive further agrees that during the Non-Competition Period, he shall not in any capacity, either separately or in association with others: (i) employ or solicit for employment or endeavor in any way to entice away from employment with the Corporation or its affiliates any employee of the Corporation or its affiliates; (ii) solicit, induce or influence any supplier, customer, agent, consultant or other person or entity that has a business relationship with the Corporation or its affiliates to discontinue, reduce or modify such relationship with the Corporation or its affiliates; nor (iii) solicit any of the Corporation’s or its affiliate’s identified potential acquisition candidates.

Employment Agreement

(c)
Remedies.  If the Executive breaches, or threatens to commit a breach of any of the provisions contained in paragraphs 5(a) or 5(b) (the “Restrictive Covenants”), the Corporation shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Corporation at law or in equity:

(i)
The Executive shall account for and pay over to the Corporation all compensation, profits, and other benefits which inure to the Executive’s benefit which are derived or received by the Executive or any person or business entity controlled by the Executive, or his relatives, resulting from any action or transactions constituting a breach of any of the Restrictive Covenants.

(ii)
Notwithstanding the provisions of paragraph 5(c)(i) above, the Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the Restrictive Covenants, the Corporation shall be entitled to enforce each such provision by any available mandatory relief obtained in any court of competent jurisdiction without prejudice to any other rights and remedies that may be available at law or in equity, and the Corporation shall also be entitled to recover its attorneys’ fees and costs incurred to enforce any of the Restrictive Covenants from the Executive if the Corporation prevails in such enforcement action.

(d)
Severability.  If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions.  Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

(e)
Proprietary Rights.  The Executive acknowledges and agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files, and any materials made by the Executive or by the Corporation or its affiliates are the property of the Corporation and shall not be used by the Executive in any way adverse to the Corporation’s interests.  The Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board.  The Executive hereby assigns to the Corporation any rights which he may have in any such trade secret or proprietary information.

6.
Termination and Compensation Due Upon Termination.  The Executive’s right to compensation for periods after the date the Executive’s employment with the Corporation terminates shall be determined in accordance with the following:

(a)
Voluntary Resignation.  The Executive may terminate his employment with the Corporation for any reason (or no reason at all) at any time by giving the Corporation thirty (30)[1] days prior written notice of voluntary resignation; provided, however, the Corporation may decide that the Executive’s voluntary resignation be effective immediately upon notice of such resignation.  The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 4 for periods after the date on which the Executive’s employment with the Corporation terminates due to the Executive’s voluntary resignation.

Employment Agreement

(b)	Termination with Prior Notice. The Corporation may terminate the Executive with 30 days’ prior notice (or payment in lieu of notice) based on one of the following grounds:

(i)	the Executive is suffering non-work related illness and is unable to perform his duties after the medical treatment period;

(ii)	the Executive is not able or not competent, as determined by the Corporation, to perform his duties even after training (including on-the-job training);

(iii)	there is a major change of circumstances which were relied on as the basis to enter into this Agreement, including merger, division or acquisition of the Corporation; or

(iv)	the Corporation is undergoing a statutory reorganization or sustaining major financial difficulties.

Upon termination based on any of the above grounds, the Corporation shall pay the Executive compensation at the rate of one month of the current Base Salary for each year of services with the Corporation.

(c)
Termination for Cause.  The Executive may only be terminated for cause, without prior notice, by the agreement of the President & CEO.  The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 4 or otherwise for periods after the Executive’s employment with the Corporation is terminated on account of the Executive’s discharge for cause.  For purposes of this Agreement, the Executive shall be considered terminated for “cause” if he is discharged by the Corporation on account of the occurrence of one or more of the following events:

(i)	the Executive becomes habitually addicted to drugs or alcohol;

(ii)
the Executive discloses confidential information in violation of paragraph 5(a) and such disclosure has a material adverse effect on the Corporation, or engages in competition in violation of paragraph 5(b);

(iii)
the Corporation is directed by regulatory or governmental authorities to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Corporation;

(iv)	the Executive is indicted of a felony crime (other than a felony resulting from a minor traffic violation);

(v)	the Executive commits an act of fraud against the Corporation, violates a duty of loyalty to the Corporation, or acts against the interest of the Corporation, or

(vi)	any other causes as prescribed under the governing laws and regulations.

(d)	Disability. Disability of the Executive shall be dealt with in accordance with the Corporation’s long term disability plan (if any) and the applicable law.

(e)
Death.  The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 4 for periods after the date of the Executive’s death, except payments due and owing as of such date.

(f)
Stock Options.  In the event of termination of this Agreement (regardless of reason), and notwithstanding anything contained herein, the Executive must exercise all vested stock options issued to the Executive pursuant to this Agreement within six (6) months after the effective termination date of the Agreement.

(g)
Probation Period.  The Executive shall be subject to a three (3) month probation/trial period (the “Probation Period”), beginning on the Commencement Date, during which time the Executive may be terminated immediately by the Corporation, the Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 4 for periods after the date on which the Executive’s employment with the Corporation terminates due to such termination.

Employment Agreement

7.
Successors and Assignment.  This Agreement shall be binding on, and inure to the benefit of the Corporation and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of all or substantially all of the Corporation’s assets and business, or otherwise without further action by the Executive; provided however, that Executive hereby agrees to execute an acknowledgement of assignment if requested to do so by the successor, assign or acquiring person.  The Corporation may assign this agreement to any of its direct and indirect subsidiaries or its affiliates.

8.
Waiver of Breach.  The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Corporation or the Executive.

9.
Notice.  Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the mail, certified or registered mail, postage prepaid:

(a)	to the Executive addressed as follows:

Mr. Zhuang Xiao Lin, Edward
Adress:Room 1001, No. 5, Lane 1028 Changshou Road, Shanghai
Cell : 13611939698

(b)	to the Corporation addressed as follows:

No. 479 You Dong Road, XinZhuang
Shanghai 201100 China
Tel: +86-21-54880958
Fax: +86-21-54888243

10.
Amendment.  This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties hereto (and the Executive’s estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof.  The parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither party shall assert the same.

11.	Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the People’s Republic of China.

12.
Dispute Resolution.  Any dispute arising from or in connection with this Agreement which cannot be resolved through amicable consultations shall be submitted to the relevant local arbitration commission for resolution. If any party is not satisfied with the arbitration award, that party may file an action with a Chinese court.  However, for any disputes arising from or in connection with the restrictive covenants as set out under Clause 5 of this Agreement, such disputes shall be dealt with in accordance with Clause 5 (c) (ii).

Employment Agreement

13.	Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period.

14.
Miscellaneous: This Agreement is made in two (2) copies duly initiated on each page by the Parties and has been signed by the Executive and signed and sealed by the Corporation on the date first set forth above.

*          *          *

Employment Agreement

IN WITNESS WHEREOF, the Executive and the Corporation have executed this Employment Agreement as of the day and year first above written.

Zhuang Xiao Lin, Edward

/s/ Zhuang Xiao Lin

Perfect Energy International Limited

/s/ Wennan Li
By: Wennan Li (CEO)